AMCAST INDUSTRIAL CORPORATION

NEWS RELEASE




                                 LEO W. LADEHOFF
                     RETIRES FROM AMCAST BOARD OF DIRECTORS


DAYTON, OHIO, March 30, 2004 - Amcast Industrial Corporation, (AICO.OB) today announced that Leo W. Ladehoff announced his retirement as an Amcast Industrial Corporation Director today after completing 25 years of service. Mr. Ladehoff, the Company's former CEO, led the conversion of Amcast from an iron foundry known as Dayton Malleable Inc. to an automotive aluminum components and copper fittings producer. He retired as Amcast's Chief Executive Officer in 1995.

Mr. Ladehoff, who will reach the board's mandatory retirement age in May, has decided to make his retirement effective immediately. Management and the Board greatly appreciate the many years of service Leo has given to the Company and wish him the very best in his retirement.





Amcast Industrial Corporation is a leading manufacturer of technology-intensive metal products. Its two business segments are brand name Flow Control Products marketed through national plumbing distribution channels and Engineered Components for automotive original equipment manufacturers. The company serves the automotive, construction, and industrial sectors of the economy.




Contact--
Media and Investors:  Michael Higgins 937/291-7015